      As filed with the Securities and Exchange Commission on July 2, 2002
                                                    Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                           ---------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT*
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       ATLAS AIR WORLDWIDE HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                      13-4146982
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                             2000 Westchester Avenue
                               Purchase, NY 10577
                    (Address of Principal Executive Offices)

                  1995 LONG TERM INCENTIVE AND SHARE AWARD PLAN
                          EMPLOYEE STOCK PURCHASE PLAN
                           (Full titles of the Plans)
                         ------------------------------
                              Thomas G. Scott, Esq.
                    Senior Vice President and General Counsel
                       Atlas Air Worldwide Holdings, Inc.
                             2000 Westchester Avenue
                               Purchase, NY 19577
                                 (914) 701-8330
 (Name, address and telephone number, including area code, of agent for service)
                        --------------------------------
                                    Copy to:
                             Stephen A. Greene, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                               New York, NY 10005

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
Title of securities        Amount to be      Proposed        Proposed          Amount of
To be registered(1)        Registered (2)    Maximum         Maximum           Registration
                                             Offering price  Aggregate         Fee(4)
                                             Per share(4)    Offering Price(4)
-------------------------------------------------------------------------------------------------------------------
Common Stock,
Par value $.01 per
Share                    3,000,000 shares(3)     $3.26         $9,780,000         $899.76
-----------------------------------------------------------------------------------------------------------

     (1) Includes Atlas Air Worldwide Holdings, Inc. Series A Junior Participating Preferred Stock Purchase Rights which, until certain events specified in the Registrant's Rights Agreement occur, will not be exercisable or evidenced separately from the Common Stock.
     (2) Includes an indeterminable number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
     (3) Represents the registration of additional shares as to which options and other stock-based awards may be granted under the Atlas Air Worldwide Holdings, Inc. 1995 Long Term Incentive and Share Award Plan (the "Long Term Incentive Plan").
     (4) Estimated solely for purposes of calculating the registration fee and based on the average of the high and low prices for the Common Stock on the New York Stock Exchange on June 27, 2002, in accordance with Rule 457(c) and (h) under the Securities Act of 1933. The filing fee is based solely on the registration of additional shares that may be issued under the Long Term Incentive Plan and does not include any previously registered securities or securities that are not required to be registered pursuant to Rule 416 under the Securities Act of 1933.

         -----------------------------------------------------------------------

     *Also serves as Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-8 (File No. 333-49002) and Post-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-8 (File No. 33-96682) pursuant to which an aggregate of 5,900,000 shares were previously registered for issuance under the Long Term Incentive Plan. With the filing of this Registration Statement, the total number of registered shares issuable under the Long Term Incentive Plan is increased to 8,900,000 shares. The contents of the earlier Registration Statements on Form S-8 (File Nos. 333-49002 and 33-96682) amended hereby are incorporated herein by reference.

                   INFORMATION REGARDING FINANCIAL STATEMENTS
                       INCORPORATED BY REFERENCE INTO THIS
                             REGISTRATION STATEMENT

         On April 26, 2002, we announced that we had appointed Ernst & Young LLP to replace Arthur Andersen LLP ("Andersen") as our independent auditors. Our consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 2001 incorporated by reference in this Registration Statement have been audited by Andersen, as stated in their report dated March 29, 2002, which is incorporated by reference herein. After reasonable efforts, we have been unable to obtain Andersen's consent to the incorporation by reference into this Registration Statement of Andersen's report with respect to these financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this Registration Statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Andersen under Section 11 of the Securities Act of 1933. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to us) may be limited as a practical matter due to recent events involving Andersen.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

         Not required to be filed with the Securities and Exchange Commission (the "Commission").

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         Not required to be filed with the Commission.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Atlas Air Worldwide Holdings, Inc. (the "Company") with the Commission are incorporated herein by reference and made a part hereof:

         (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2001;
         (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;
         (iii) the Company's Current Reports on Form 8-K, filed with the Commission on April 3, 2002, April 26, 2002, May 30, 2002, June 14, 2002, June 21, 2002 and June 28, 2002;
         (iv) the description of the Company's Common Stock, as set forth in Atlas Air, Inc.'s Registration Statement on Form 8-A12B, filed with the Commission on November 11, 1997, including any amendment or report filed to update such description; and
         (v)   the description of the Company's Series A Junior Participating
               Preferred Stock Purchase Rights contained in the Company's
               Registration Statement on Form 8-A12B, filed with the Commission on June 19, 2001, including any amendment or report filed to update such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all shares of Common Stock offered hereunder have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         The class of securities offered is registered under Section 12 of the Exchange Act.


ITEM 5. INTERESTS OF NAMED PERSONS AND COUNSEL.

          The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Cahill Gordon & Reindel. Stephen A. Greene, a partner of such firm, also serves as a director of the Company and owns beneficially shares of Common Stock and options to purchase shares of Common Stock granted under the Long Term Incentive Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") sets forth the applicable terms, conditions and limitations governing the indemnification of officers, directors and other persons. Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

         As permitted by the DGCL, the Company's Certificate of Incorporation (the "Charter") provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of his duty as a director. The effect of this provision in the Charter is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior), except in situations described in clauses (i)-(iv), inclusive, above.

         The Company's By-Laws (the "By-Laws") provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action or suit by or in the right of the Company to procure a judgment in its favor) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to an employee benefit plan) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the law permitted the Company to provide prior to such amendment). The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe his conduct was unlawful.

         The By-Laws also provide for indemnification of directors and officers of the Company in certain actions or suits brought by or in the right of the Company substantially as described above, except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall be adjudged liable to the Company, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

         At its discretion, the board of directors may authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to an employee benefit plan) against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the By-Laws. In accordance with this authorization, the Company has purchased and maintains insurance pursuant to which directors and officers are insured against liability or loss under certain circumstances.

         In addition to the above, the Company has entered into indemnification agreements with each of its directors and its officers. These agreements provide directors and officers with indemnification to the fullest extent permitted by applicable law, set forth additional procedural protections and address certain other related matters.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8. EXHIBITS

4.1 Certificate of Incorporation of Atlas Air Worldwide Holdings, Inc., filed as Exhibit 3.1 to the Company's Current Report on Form 8-K12g3, dated February 16, 2001 and incorporated herein by reference.

4.2 By-Laws of Atlas Air Worldwide Holdings, Inc., filed as Exhibit 3.2 to the Company's Current Report on Form 8-K12g3, dated February 16, 2001 and incorporated herein by reference.

4.3 Form of Rights Agreement, dated as of June 18, 2001, between Atlas Air Worldwide Holdings, Inc. and Computershare Trust Company, as Rights Agent, filed as Exhibit 1 to the Company's Registration Statement on Form 8-A, dated June 19, 2001 and incorporated herein by reference.

4.4 Atlas Air Worldwide Holdings, Inc. 1995 Long Term Incentive and Share Award Plan (Including Amendments One through Eight), filed as Appendix A to the Company's Proxy Statement, dated May 3, 2002 and incorporated herein by reference.

4.5 Atlas Air Worldwide Holdings, Inc. Employee Stock Purchase Plan (including First Amendment), filed as Exhibit 4.4 to Post-Effective Amendment No. 2 to Atlas Air Inc.'s Form S-8 Registration Statement (File No. 33-96682) and incorporated herein by reference.

5.1* Opinion of Cahill Gordon & Reindel.

23.1 Consent of Cahill Gordon & Reindel (included in Exhibit 5.1).

24.1 Power of Attorney (included on the signature pages hereto).
--------------------------------------------------------------------------------

*Filed herewith.

ITEM 9. UNDERTAKINGS.

The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
         Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be viewed as the initial bona fide offering thereof.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company under the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Harrison, State of New York, on the 2nd day of July, 2002.

                                       Atlas Air Worldwide Holdings, Inc.


                                       By: /s/ Douglas A. Carty
                                          --------------------------------------
                                          Douglas A. Carty
                                          Senior Vice President and Chief
                                            Financial Officer

         Each person whose signature appears below constitutes and appoints Douglas A. Carty and Richard H. Shuyler, and each of them, his or her true and lawful attorneys -in-fact and agents, each with full power of substitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                               Date
/s/ RICHARD H. SHUYLER              Chief Executive Officer                 July 2, 2002
----------------------                and Director
Richard H. Shuyler

/s/ JAMES T. MATHENY                President, Chief Operating              July 2, 2002
--------------------                  Officer and Director
James T. Matheny

/s/ DOUGLAS A. CARTY                Senior Vice President and               July 2, 2002
--------------------                  Chief Financial Officer
Douglas A. Carty                    (Principal Financial Officer)

Signature                                   Title                               Date
/s/ DAVID W. LANCELOT               Vice President and Controller           July 2, 2002
---------------------               (Principal Accounting Officer)
David W. Lancelot

/s/ BRIAN H. ROWE                   Chairman of the Board of                July 2, 2002
-----------------                     Directors
Brian H. Rowe

/s/ LINDA CHOWDRY                   Director                                July 2, 2002
-----------------
Linda Chowdry

/s/ LAWRENCE W. CLARKSON            Director                                July 2, 2002
------------------------
Lawrence W. Clarkson

/s/ RICHARD A. GALBRAITH            Director                                July 2, 2002
------------------------
Richard A. Galbraith

/s/ STEPHEN A. GREENE               Director                                July 2, 2002
---------------------
Stephen A. Greene

/s/ DAVID K.P. LI                   Director                                July 2, 2002
-----------------
David K. P. Li

/s/ RONALD B. WOODARD               Director                                July 2, 2002
---------------------
Ronald B. Woodward

                                  EXHIBIT INDEX

4.1    Certificate of Incorporation of Atlas Air Worldwide Holdings, Inc., filed as
       Exhibit 3.1 to the Company's Current Report on Form 8-K12g3, dated
       February 16, 2001 and incorporated herein by reference.

4.2    By-Laws of Atlas Air Worldwide Holdings, Inc., filed as Exhibit 3.2 to the
       Company's Current Report on Form 8-K12g3, dated February 16, 2001 and incorporated herein by reference.

4.3    Form of Rights Agreement, dated as of June 18, 2001, between Atlas Air
       Worldwide Holdings, Inc. and Computershare Trust Company, as Rights
       Agent, filed as Exhibit 1 to the Company's Registration Statement on Form
       8-A, dated June 19, 2001 and incorporated herein by reference.

4.4    Atlas Air Worldwide Holdings, Inc. 1995 Long Term Incentive and Share
       Award Plan (Including Amendments One through Eight), filed as Appendix A to the Company's Proxy Statement, dated May 3, 2002 and incorporated herein by reference.

4.5    Atlas Air Worldwide Holdings, Inc. Employee Stock Purchase Plan (including First
       Amendment), filed as Exhibit 4.4 to Post-Effective Amendment No. 2 to Atlas Air's
       Form S-8 Registration Statement (File No. 33-96682) and incorporated herein by
       Reference.

5.1*   Opinion of Cahill Gordon & Reindel.

23.1   Consent of Cahill Gordon & Reindel (included in Exhibit 5.1).

24.1   Power of Attorney (included on the signature pages hereto.)

--------------------------------------------------------------------------------

*Filed herewith.